TRANSFER AGENCY AND SERVICES AGREEMENT


 	THIS AGREEMENT, dated as of this 19th day of January, 1996 between AMT Capital Fund, Inc. (the "Fund"), a Maryland corporation having its principal place of business at 600 Fifth Avenue-Twenty-Sixth Floor, New York, New York 10020 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG"), a Massachusetts corporation with principal offices at One Exchange Place, 53 State
Street, Boston, Massachusetts  02109.

WITNESSETH

	WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

	WHEREAS, the Fund offers shares in the U.S. Selected
Growth Portfolio (the "Portfolio");

	WHEREAS, the Fund on behalf of the Portfolio, desires to appoint FDISG as its transfer agent, dividend disbursing agent and agent in connection with certain other activities with respect to the Class B shares of the Portfolio and FDISG desires to accept such appointment;

	NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and FDISG agree as follows:

Article  1	Definitions.

	1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

	(a)	"Articles of Incorporation" shall mean the
Articles of Incorporation of the Fund as the same may be amended from time to time;

	(b)	"Authorized Person" shall be deemed to include
(i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to FDISG from time to time;

	(c)	"Board of Directors" shall mean the Board of
Directors of the Fund;

	(d)	"Commission" shall mean the Securities and
Exchange Commission;

	(e)	"Custodian" refers to any custodian or
subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement;

		(f)	"1934 Act" shall mean the Securities Exchange
Act of 1934 and the rules 	and regulations promulgated thereunder,
all as amended from time to time;

	(g)	"1940 Act" shall mean the Investment Company
Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time;

	(h)	"Oral Instructions" shall mean instructions, other
than Written Instructions, actually received by FDISG from a person reasonably believed by FDISG to be an Authorized
Person;

	(i)	"Portfolio" shall mean the U.S. Selected Growth
Portfolio;

	(j)	"Prospectus" shall mean the most recently dated
Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act;

	(k)	"Shares" refers to the Class B shares of the U.S.
Selected Growth Portfolio;

	(l)	"Shareholder" shall mean a record owner of
Shares of the Portfolio; and

	(m)	"Written Instructions" shall mean a written
communication signed by a person reasonably believed by FDISG to be an Authorized Person and actually received by FDISG. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2	Appointment of FDISG.

	The Fund, on behalf of the Portfolio, hereby appoints and constitutes FDISG as transfer agent and dividend disbursing agent for the Shares of the Portfolio and as Shareholder servicing agent for the Fund and FDISG hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article  3	Duties of FDISG.

	3.1  FDISG shall be responsible for:

	(a)	Administering and/or performing the customary
services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of the Portfolio, as more fully described in the written schedule of Duties of FDISG annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the Portfolio, applicable law and the procedures established from time to time between FDISG and the Fund.

	(b)	Recording the issuance of Shares and
maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of the Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. FDISG shall provide the Fund on a regular basis with the total number of Shares of the Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

	(c)	Notwithstanding any of the foregoing provisions
of this Agreement, FDISG shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor;
(iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

	3.2	In addition, the Fund shall (i) identify to FDISG in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of FDISG for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

	3.3	In addition to the duties set forth herein, FDISG shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and FDISG.

Article 4	Recordkeeping and Other Information.

	4.1	FDISG shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section
31(a) of the 1940 Act.   Where applicable, such records shall be maintained
by FDISG for the periods and in the places required by Rule 31a-2 under the
1940 Act.

	4.2	To the extent required by Section 31 of the 1940 Act, FDISG agrees that all such records prepared or maintained by FDISG relating to the services to be performed by FDISG hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

	4.3	In case of any requests or demands for the inspection of Shareholder records of the Fund, FDISG will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request.  FDISG reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5	Fund Instructions.

	5.1	FDISG will have no liability when acting upon Written
or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. FDISG will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of FDISG.

	5.2	At any time, FDISG may request Written Instructions
from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for FDISG. Written Instructions requested by FDISG will be provided by the Fund within a reasonable period of time.

	5.3	FDISG, its officers, agents or employees, shall accept
Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect FDISG's right to rely on Oral Instructions.

Article  6	Compensation.

	6.1	The Fund on behalf of the Portfolio will compensate
FDISG for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

	6.2	In addition to those fees set forth in Section 6.1 above,
the Fund on behalf of the Portfolio agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by FDISG in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by FDISG in the performance of its obligations hereunder.

	6.3	The Fund on behalf of the Portfolio agrees to pay all fees and out-of-
pocket expenses within fifteen (15) days following the receipt of the respective invoice.

	6.4	Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B, a revised Fee Schedule executed and dated by the parties hereto.

	6.5	The Fund acknowledges that the fees that FDISG charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and Article 12.  Modifying the allocation of risk from what is stated here would affect the fees that FDISG charges, and in consideration of those fees, the Fund agrees to the stated
allocation of risk.

Article  7	Documents.

	In connection with the appointment of FDISG, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for FDISG to prepare to perform its duties hereunder, deliver or caused to be delivered to FDISG the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D.

Article  8	Transfer Agent System.

	8.1	FDISG shall retain title to and ownership of any and all
data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by FDISG in connection with the services provided by FDISG to the Fund herein (the "FDISG System").

	8.2	FDISG hereby grants to the Fund a limited license to
the FDISG System for the sole and limited purpose of having FDISG provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

Article  9	Representations and Warranties.

	9.1	FDISG represents and warrants to the Fund that:

	(a)	it is a corporation duly organized an existing and
in good standing under the laws of the Commonwealth of Massachusetts;

	(b)	it is empowered under applicable laws and by its
Articles of Incorporation and By-Laws to enter into and perform this Agreement;

	(c)	all requisite corporate proceedings have been
taken to authorized it to enter into this Agreement;

	(d)	it is duly registered with its appropriate
regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

	(e)	it has and will continue to have access to the
necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

	9.2	The Fund represents and warrants to FDISG that:

	(a)	it is duly organized and existing and in good
standing under the laws of the jurisdiction in which it is organized;

	(b)	it is empowered under applicable laws and by its
Article of Incorporation and By-Laws to enter into this Agreement;

	(c)	all corporate proceedings required by said
Articles of Incorporation, By-Laws and applicable laws have been taken to authorized it to enter into this Agreement;

	(d)	a registration statement under the Securities Act
of 1933, as amended, and the 1940 Act on behalf of the Portfolio is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

	(e)	all outstanding Shares are validly issued, fully
paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to the Portfolio, such Shares shall be validly issued, fully paid and non-assessable.

	9.3	 THIS IS A SERVICE AGREEMENT.  EXCEPT AS
EXPRESSLY PROVIDED IN THIS AGREEMENT, FDISG
DISCLAIMS ALL OTHER REPRESENTATIONS OR
WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND
OR ANY OTHER PERSON, INCLUDING, WITHOUT
LIMITATION, ANY WARRANTIES REGARDING QUALITY,
SUITABILITY, MERCHANTABILITY, FITNESS FOR A
PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF
ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE)
OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL
TO SERVICES PROVIDED UNDER THIS AGREEMENT.  FDISG
DISCLAIMS ANY WARRANTY OF TITLE OR NON-
INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS
AGREEMENT.
Article 10	Indemnification.

	10.1 FDISG shall not be responsible for and the Fund on behalf of the Portfolio shall indemnify and hold FDISG harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable (a "Claim") arising out of or attributable to any of the following:

	(a)	any actions of FDISG required to be taken
pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by FDISG in the performance of its duties hereunder;

	(b)	FDISG's reasonable reliance on, or reasonable
use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by FDISG from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited the prior transfer agent for the Fund, in the performance of FDISG's duties and obligations hereunder;

	(c)	the reliance on, or the implementation of, any
Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the Portfolio;

	(d)	the offer or sale of Shares in violation of any
requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such Shares in such state; and

	(e)	the Fund's refusal or failure to comply with the
terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

	10.2 In any case in which the Fund may be asked to indemnify or hold FDISG harmless, FDISG will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Fund although the failure to do so shall not prevent recovery by FDISG and shall keep the Fund advised with respect to all developments concerning such situation. The Fund shall have the option to defend FDISG against any Claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to FDISG, and thereupon the Fund shall take over complete defense of the Claim and FDISG shall sustain no further legal or other expenses in respect of such Claim. FDISG will not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

	10.3	Any claim for indemnification under this Agreement
must be made prior to the earlier of:

	(a)	one year after the Fund becomes aware of the
event for which indemnification is claimed; or

	(b)	one year after the earlier of the termination of
this Agreement or the expiration of the term of this Agreement.

	10.4	Except for remedies that cannot be waived as a matter
of law (and injunctive or provisional relief), the provisions of this
Article 10 shall be FDISG's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this Article 10 may apply.

Article  11	Standard of Care.

	11.1 FDISG shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by FDISG's own negligence, bad faith or willful misconduct or that of its employees.

	11.2 Notwithstanding any provision in this Agreement to the contrary, FDISG's cumulative liability (to the Fund) for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of (i) $500,000 or (ii) the fees received by FDISG for services provided under this Agreement during the twelve months immediately prior to the date of such loss or damage. Fund understands the limitation on FDISG's damages to be a reasonable allocation of risk and Fund expressly consents with respect to such allocation of risk. In allocating risk under the Agreement, the parties agree that the damage limitation set forth above shall apply to any alternative remedy ordered by a court in the event such court determines that sole and exclusive remedy provided for in the Agreement fails of its essential purpose.

	11.3 Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

	11.4 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12	Consequential Damages.

	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL
FDISG, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES,
AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT
LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY,
PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF
WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF  WHETHER
SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN
ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article  13	Term and Termination.

	13.1 This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial
Term"), unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement shall automatically be renewed for successive terms of three (3) years ("Renewal Terms") each.

	13.2 Either party may terminate this Agreement at the end of the Initial Term or any subsequent Renewal Term upon not less than ninety (90) days or more than one-hundred eighty (180) days prior written notice to the other party.

	13.3 In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.

	13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If FDISG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of FDISG with respect to services performed prior to such termination or rights of FDISG to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

Article  14	Confidentiality.

	14.1	The parties agree that the Proprietary Information
(defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and FDISG shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect it's own confidential information of a similar nature. The Fund and FDISG may use the Confidential Information only to exercise its rights under this Agreement. The
Fund and FDISG shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and FDISG may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Fund and FDISG may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 14.1. Notwithstanding the previous sentence, in no event shall either the Fund or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.

	14.2	Proprietary Information means:

	(a)	any data or information that is competitively
sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relation-ships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or FDISG, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

	(b)	any scientific or technical information, design,
process, procedure, formula, or improvement that is commer-cially valuable and secret in the sense that its confidentiality affords the Fund or FDISG a competitive advantage over its competitors; and

	(c)	all confidential or proprietary concepts,
documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

	14.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifes-tation of the foregoing of either party which now exist or come into the control or possession of the other.

Article  15	Force Majeure.

	No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country,
(iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 16	Assignment and Subcontracting.

	This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that FDISG may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. FDISG may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG.

Article 17	Arbitration.

	17.1	Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American
Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal
Rules of Civil Procedure with respect to the discovery process shall apply.

	17.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

	17.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 17.

Article 18	Notice.

	Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or FDISG, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.




		To the Fund:

		AMT Capital Services, Inc.
		600 Fifth Avenue-Twenty-Sixth Floor
		New York, New York  10020

		Attention:	William E. Vastardis
				Senior Vice President

		To FDISG:

		First Data Investor Services Group, Inc.
		One Exchange Place
		53 State Street
		Boston, Massachusetts  02109
		Attention:  President

		with a copy to FDISG's General Counsel

Article 19	Successors.

	This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns, provided, however, that this Agreement shall not be assigned to any person other than a person controlling, controlled by or under common control with the assignor without the written consent of the other party, which consent shall not be unreasonably withheld.

Article 20	Governing Law/Venue.

	The laws of the Commonwealth of Massachusetts, excluding
the laws on conflicts of laws, shall govern the interpretation, validity,
and enforcement of this agreement.   All actions arising from or
related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and FDISG and Client hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21	Counterparts.

	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22	Captions.

	The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23	Publicity.

	Neither FDISG nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24	Relationship of Parties.

	The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 25	Entire Agreement; Severability.

	25.1	This Agreement, including Schedules, Addenda, and
Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against FDISG unless said writing is executed by a Senior Vice President, Executive Vice President, or President of
FDISG. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

	25.2	The parties intend every provision of this Agreement to
be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.




	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

					AMT CAPITAL FUND, INC.


					By:

					Title:


					FIRST DATA INVESTOR SERVICES GROUP, INC.


					By:

					Title:




Schedule A

DUTIES OF FDISG

	1.	Shareholder Information.  FDISG shall maintain a record of the number of
Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

	2.	Shareholder Services.  FDISG shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between FDISG and the Fund.

	3.	Share Certificates.

		(a)	At the expense of the Fund, the Fund shall
supply FDISG with an adequate supply of blank share certificates to meet FDISG requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, FDISG or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

		(b) FDISG shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by FDISG of properly executed affidavits and lost certificate bonds, in form satisfactory to FDISG, with the Fund and FDISG as obligees under the bond.

		(c) FDISG shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) FDISG shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification. FDISG shall further maintain a stop transfer record on lost and/or replaced certificates.

	4.	Mailing Communications to Shareholders; Proxy
Materials. FDISG will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, FDISG will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.




	5.  Sales of Shares

		(a) FDISG shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of FDISG to rely on such Written Instructions or official notice.

		(b) In the event that any check or other order for the payment of money is returned unpaid for any reason, FDISG will endeavor to: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as FDISG may from time to time deem appropriate.

	6.  Transfer and Repurchase.

		(a) FDISG shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

		(b) FDISG will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as FDISG reasonably may deem necessary.

		(c) FDISG reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. FDISG also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which FDISG, in its good judgement, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

		(d) When Shares are redeemed, FDISG shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by FDISG reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

		(e) FDISG, upon receipt of the monies paid to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction received by FDISG from the Fund.

		(f) FDISG shall not process or effect any repurchase with respect to Shares of the Fund after receipt by FDISG or its agent of notification of the suspension of the determination of the net asset value of the Fund.

	7.	Dividends.

		(a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to FDISG Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable to FDISG on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

		(b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will pay to FDISG sufficient cash to make payment to the Shareholders of record as of such payment date.

		(c)	If FDISG does not receive sufficient cash from
the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, FDISG will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to FDISG.

	8.	In addition to and neither in lieu nor in contravention of
the services set forth above, FDISG shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department
Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.


Schedule B

Fee Schedule


	The Fund shall pay FDISG an annualized fee of $15.00 per account that is open during any monthly period. Such fee shall be billed by FDISG monthly in arrears on a prorated basis of 1/12 of the annualized fee for all accounts that are open during such a month.

	The Fund shall pay FDISG an additional fee of $.125 per closed account per month applicable to those shareholder accounts which close in a given month and remain closed through the following month-end billing cycle. Such fee shall be billed by FDISG monthly in arrears.




Schedule C

OUT-OF-POCKET EXPENSES


	Out-of-pocket expenses are limited to the following items:

	-	Microfiche/microfilm production
	-	Magnetic media tapes and freight
	-	Printing costs, including certificates, envelopes, checks and stationery
	-	Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Fund
	-	Due diligence mailings
	-	Telephone and telecommunication costs, including all lease, maintenance and line costs
	-	Ad hoc reports
	-	Proxy solicitations, mailings and tabulations
	-	Daily & Distribution advice mailings
	-	Shipping, Certified and Overnight mail and insurance
	-	Year-end form production and mailings
	-	Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
	-	Duplicating services
	-	Courier services
	-	Incoming and outgoing wire charges
	-	Federal Reserve charges for check clearance
	-	Overtime, as approved by the Fund
	-	Temporary staff, as approved by the Fund
	-	Travel and entertainment, as approved by the
Fund
	-	Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
	-	Third party audit reviews
	-	All Systems enhancements at the rate of $95.00 per hour pursuant to written agreement with the Fund
	-	Such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties and responsibilities under this Agreement as agreed to by the Fund and the Transfer Agent.

	The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with the Transfer Agent. In addition, the Fund will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever the Fund and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.


Schedule D

Fund Documents

	-	Certified copy of the Articles of Incorporation of
the Fund, as amended

	-	Certified copy of the By-laws of the Fund, as
amended,

	-	Copy of the resolution of the Board of Directors
authorizing the execution and delivery of this Agreement

	-	Specimens of the certificates for Shares of the
Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval

	-	All account application forms and other
documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

	-	Certified list of Shareholders of the Fund with
the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund

	-	All notices issued by the Fund with respect to
the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.